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                  [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]



June 5, 2001


Crossroads Systems, Inc.
8300 North Mopac Expressway
Austin, TX 78759

Re: Crossroads Systems, Inc.- Registration Statement on Form S-8 for an Aggregate Offering of 1,750,000 Shares

Ladies and Gentlemen:

We have acted as counsel to Crossroads Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), as filed by the Company pursuant to the Securities Act of 1933, as amended, with respect to 1,750,000 shares of Common Stock (the "Shares") of which (i) 1,500,000 shares consist of additional shares under the Company's 1999 Stock Incentive Plan, as amended (the "Incentive Plan"), and (ii) 250,000 shares consist of additional shares under the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (i) the establishment of the Incentive Plan and the Purchase Plan and (ii) the increase in the shares authorized under the Incentive Plan as approved by the Board of Directors at a meeting held on January 12, 2001 and by the Company's stockholders at the Annual Meeting of Stockholders held on March 2, 2001. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances under the Incentive Plan effected in accordance with the Registration Statement, or (c) duly authorized stock purchase rights granted and exercised under the Purchase Plan and in accordance with the stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan, or the Shares.

Very truly yours,

/s/  Brobeck, Phleger & Harrison LLP

BROBECK, PHLEGER & HARRISON LLP